Exhibit 99.1

Provention Bio Reports Third Quarter 2021 Financial Results and Provides Business Update

RED BANK, N.J., November 4, 2021 - Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today reported financial results for the third quarter ended September 30, 2021 and provided a business update.

“During the third quarter, we made significant progress across our development programs,” stated Ashleigh Palmer, Chief Executive Officer & Co-Founder, Provention Bio. “We were very pleased with the recent interim data from our first-in-human study of our coxsackievirus B vaccine, which represents another important pillar in Provention’s foundational core aimed at intercepting or preventing serious autoimmune diseases. We are also excited to soon begin enrollment in the Phase 2a trial of PRV-3279 for the treatment of systemic lupus erythematosus.”

Palmer continued, “As it relates to teplizumab, we continue to make progress with addressing the observations from the Complete Response Letter and look forward to our dialogue with the FDA later this month to finalize the population pharmacokinetic model to assess comparability of drug products from therapeutic dosing in patients. Also, I am incredibly proud of the team’s effort to complete target enrollment of the PROTECT trial in such a timely fashion in the face of challenging global pandemic conditions. It speaks to both the quality of our team and investigators, as well as the severe unmet need facing newly diagnosed type 1 diabetes patients.”

Third Quarter 2021 and Recent Corporate Highlights:

FDA Issues Complete Response Letter (CRL) to Biologics License Application (BLA) for Teplizumab for the Delay of Clinical Type 1 Diabetes in At-risk Individuals

In July, the Company announced that the U.S. Food and Drug Administration issued a Complete Response Letter (CRL) for the Company’s BLA for teplizumab for the delay of clinical type 1 diabetes (T1D) in at-risk individuals.

In the CRL, the FDA stated that a single, low-dose pharmacokinetic/pharmacodynamic (PK/PD) bridging study in healthy volunteers to compare planned commercial product with drug product originating from drug substance manufactured for historic clinical trials failed to show PK comparability.

The Company has since completed its collection of relevant additional PK/PD data from a PK/PD substudy in patients receiving 12-days of therapy in the ongoing Phase 3 PROTECT trial in newly diagnosed T1D patients.

In September, the Company announced that the FDA recommended that the Company request a formal Type A meeting and submit briefing documents to discuss and finalize the population PK model prior to the Company populating the model with the relevant PK data collected from the PROTECT substudy. On October 1st, the Company submitted the required briefing documents and requested the Type A meeting with the FDA, which is scheduled to occur in the second half of November. Following completion of the meeting, the Company expects to populate the model with the PK data, analyze the results and work with the FDA to determine the regulatory path forward.

In September, the Company also announced the completion of a separate Type A meeting with the FDA during which several considerations related to product quality that were cited in the CRL were discussed. The Company continues to believe that the product quality CRL considerations have either already been addressed by prior amendments to the BLA or are addressable in the short term. As it relates to the deficiencies noted during the recent general inspection at a fill/finish facility used by the Company mentioned in the CRL, this facility’s inspection was closed out by the FDA in August of 2021.

PROTECT Phase 3 Trial Evaluating Teplizumab in Patients with Recent Onset Type 1 Diabetes

The Company is currently evaluating teplizumab in patients with newly diagnosed insulin-dependent T1D in the Phase 3 PROTECT study. The Company reached the target enrollment of 300 patients during the third quarter of 2021. Given the challenges the COVID pandemic has presented to clinical trials across the industry, the Company ultimately exceeded the enrollment target by approximately ten percent to ensure there were a sufficient number of evaluable patients. The Company currently expects to report top line data from the PROTECT Phase 3 study in the second half of 2023, subject to change for any potential COVID-19 related, regulatory-related or other interruptions, including those related to PK comparability of the proposed commercial product.

PREVAIL Phase 2a Trial Evaluating PRV-3279 in Systemic Lupus Erythematosus

The Company remains on track to initiate a Phase 2a trial of PRV-3279, an investigational DART® (bispecific antibody-based molecule) targeting the B-cell surface proteins CD32B and CD79B in the fourth quarter of 2021.

PROACTIVE Phase 2b study of PRV-015 in Non-responsive Celiac Disease

The Company is conducting a Phase 2b dose-finding, placebo-controlled study of PRV-015, an investigational anti-interleukin-15 monoclonal antibody in adults with non-responsive celiac disease. The study expects to enroll 220 adult celiac patients not responding to gluten-free diet.

Due to the impacts of COVID-19 on certain aspects of medical care during the pandemic, such as temporary halting of elective endoscopy procedures, lack of prioritization of chronic non-life-threatening conditions, reduced exposure to gluten due to reductions of travel and dining out, the Company is experiencing enrollment delays that have extended the enrollment target. The Company now expects top-line results from this study by the end of 2023.

PROVENT Phase 1 Healthy Volunteer study of PRV-101 Coxsackievirus B Vaccine

In October, the Company announced positive interim top-line results from the PROVENT (PROtocol for coxsackievirus VaccinE in healthy voluNTeers) study, a first-in-human study of its polyvalent inactivated coxsackievirus B (CVB) vaccine candidate, PRV-101. Provention Bio is developing PRV-101 for the prevention of acute CVB infection and the potential delay or prevention of T1D and celiac disease.

In the interim analysis, PRV-101 met the safety primary endpoint demonstrating that it was well tolerated in this study, with no treatment-emergent Serious Adverse Events, Adverse Events of Special Interest, or Adverse Events that led to study drug discontinuation or study withdrawal. PRV-101 also met the secondary efficacy endpoint as it induced high titers of viral neutralizing antibodies against all CVB serotypes included in the vaccine, in a dose dependent fashion. The Company expects to present the full results at an upcoming medical conference. An additional 6-month safety follow up will be conducted and final trial results from the trial are expected in the first half of 2022.

Financial Highlights:

As of September 30, 2021, Provention Bio had cash, cash equivalents and marketable securities of $150.8 million.

Net loss for the third quarter of 2021 was $27.0 million, or $0.43 per basic and diluted share, compared to a net loss of $31.3 million, or $0.56 per basic and diluted share, for the same period in 2020. The decrease in net loss was primarily attributable to a decrease in teplizumab manufacturing costs, as the Company incurred significant costs for production of batches of drug supply and drug product in the third quarter of 2020. There was also a decrease in regulatory expenses related to the initial teplizumab BLA submission incurred in the third quarter of 2020. These decreases in research and development costs were offset by increased costs for our teplizumab program, including the PROTECT study, and for the PRV-015 PROACTIVE study, which was initiated in August 2020. There was an overall $0.3 million increase in general and administrative expenses, which consisted of a $1.8 million decrease in pre-commercial expenses and a $2.0 million increase in other corporate costs. The decrease in pre-commercial expenses related primarily to a reduction in our pre-commercial activities following the CRL issued by the FDA for our BLA for teplizumab in July 2021.

In the third quarter of 2021, Provention Bio recognized $0.7 million of collaboration revenue under our License Agreement with Huadong, which represents certain amounts recognized in connection with the upfront license payment and research, development and manufacturing funding the Company has received from Huadong.

Cash-based operating expenses were $24.6 million for the third quarter of 2021, which excludes noncash stock-based compensation expense of $3.1 million and depreciation expense of $0.1 million. The Company expects our cash-based operating expenses to be in the range of $25 to $29 million for the fourth quarter of 2021. Provention Bio expects its current cash, cash equivalents and marketable securities will be sufficient to fund projected operating requirements for at least the next 12 months.

Conference Call and Webcast Information:

Provention Bio will discuss these business updates and first quarter financial results via conference call today at 8:00 am ET. To access the call, please dial 1-888-347-7861 (domestic) or 1-412-902-4247 (international) ten minutes prior to the start time and ask to be connected to the “Provention Bio Call.” An audio webcast will also be available on the “Events and Webcasts” page of the Investors section of the Company’s website, www.proventionbio.com. An archived webcast will be available on the Company’s website approximately two hours after the conference call.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated disease. The Company’s pipeline includes clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in autoimmune diseases, including type 1 diabetes, celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to our product pipeline and delivery of key catalysts throughout the course of the next 24 months; company planned regulatory interactions, collection of data, analysis and other company efforts for a potential approval of teplizumab; the potential therapeutic effects and safety of teplizumab; the potential for PK/PD data from a PK/PD substudy in the ongoing Phase 3 PROTECT trial to address the FDA’s PK comparability considerations; the FDA review of such data if submitted by the Company; the Company’s belief that the remaining product quality issues cited in the CRL are addressed or can be addressed in the short-term; the Company’s plans to address the other matters raised in the CRL including plans to continue working collaboratively with FDA to hopefully secure teplizumab approval; the potential impact of FDA decisions on PK comparability on the PROTECT study; anticipated timing for the Phase 2a trial of PRV-3279; anticipated enrollment in the PROACTIVE study; anticipated timing of top-line results for our product candidates; our current expectations regarding the ability of our cash, cash equivalents and marketable securities to fund our projected operating requirements for at least the next 12 months; and expected cash-based operating expenses for the fourth quarter of 2021. These statements may be identified by the use of forward-looking words such as “will,” “may,” “believe,” and “expect,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to delays in or failure to obtain FDA approvals for teplizumab or in the development plans for the Company’s other Company product candidates and the potential for noncompliance with FDA regulations and requirements; any inability to successfully work with FDA to find a satisfactory solution to address its concerns in a timely manner or at all, including any inability to provide the FDA with PK/PD data from our ongoing Phase 3 PROTECT study or other data or information sufficient to support approval of teplizumab; any inability to satisfactorily address other matters cited in the CRL including relating to product quality, the safety update required by FDA or any other FDA requirements for an approval of teplizumab; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contacts:

Robert Doody, VP of Investor Relations

rdoody@proventionbio.com

484-639-7235

Sam Martin, Argot Partners

sam@argotpartners.com

212-600-1902

Media Contact:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808

###Financial Tables to Follow

Provention Bio, Inc.

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Statement of Operations Data:
Collaboration revenue	$678	$—	$678	$—
Operating expenses:
Research and development	17,724	21,657	54,379	45,779
General and administrative	10,031	9,749	36,017	21,288
Total operating expenses	27,755	31,406	90,396	67,067
Loss from operations	(27,077)	(31,406)	(89,718)	(67,067)
Interest income, net	55	105	114	539
Loss before income tax benefit	(27,022)	(31,301)	(89,604)	(66,528)
Income tax benefit	—	—	1,000	523
Net loss	$(27,022)	$(31,301)	$(88,604)	$(66,005)

Net loss per common share, basic and diluted	$(0.43)	$(0.56)	$(1.41)	$(1.29)
Weighted average common shares outstanding, basic and diluted	63,375	56,339	63,008	51,098

	September 30, 2021	December 31, 2020
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$150,773	$121,824
Total assets	$157,875	$128,519
Total liabilities	$23,762	$17,445
Accumulated deficit	$(266,246)	$(177,642)
Total stockholders’ equity	$134,113	$111,074